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   As electronically filed with the Securities and Exchange Commission on
December 6, 1996
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             ----------------------

Date of Report (Date of earliest event reported): DECEMBER 6, 1996

                          INGLES MARKETS, INCORPORATED
               (Exact Name of Registrant as Specified in Charter)

         NORTH CAROLINA                              0-14706                               56-0846267
(State or Other Jurisdiction                 (Commission File Number)                     (IRS Employer
       of Incorporation)                                                               Identification No.)

                P. O. BOX 6676, ASHEVILLE, NORTH CAROLINA  28816
               (Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code: (704) 669-2941


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ITEM 5.  OTHER EVENTS.

         Pursuant to the Indenture dated as of October 15, 1988 (the "INDENTURE") between The Connecticut National Bank, as trustee, and Ingles Markets, Incorporated ("INGLES"), Ingles issued its Convertible Subordinated Debentures due October 15, 2008 (the "DEBENTURES"). Fleet National Bank (formerly known as Shawmut Bank, which was formerly known as The Connecticut National Bank), is currently Trustee under the Indenture. On December 6, 1996, Ingles instructed the Trustee to redeem all of the outstanding Debentures on January 20, 1997 (the "REDEMPTION DATE"). Notice of the Redemption Date will be mailed to the holders of the outstanding Debentures (the "HOLDERS") by the Trustee on behalf of Ingles in accordance with the Indenture not later than December 20, 1996.

         Pursuant to the Indenture, the Holders may convert their Debentures into Ingles' Class A Common Stock, $.05 par value per share ("CLASS A COMMON STOCK"), before the close of business on October 15, 2008. However, because the Debentures have been called for redemption, the Holders may convert their Debentures at any time before the close of business on January 16, 1997. The current conversion price is $11.10. For each $1,000 principal amount of Debentures, the conversion ratio would be 90.090, so that the Holders of converted Debentures would receive 90 shares of Class A Common Stock and the cash equivalent of .090 shares of Class A Common Stock as of the Redemption Date. Upon conversion, no payment will be made for interest accrued on the Debentures between the October 15, 1996 interest payment date and the Redemption Date.

         If any Debentures are not converted before the Redemption Date, Ingles would be required to pay the Holders of the redeemed Debentures the redemption price of 101.80% of the principal amount thereof, plus accrued interest to the Redemption Date. For each $1,000 principal amount of redeemed Debentures, Ingles would be required to pay $1,018.00, plus accrued interest.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    INGLES MARKETS, INCORPORATED


                                    By:/s/ Robert P. Ingle
                                       ----------------------------------------
                                         Robert P. Ingle, Chairman of the Board
Dated: December 6, 1996                  and Chief Executive Officer